Exhibit 99.1

        200 Connell Drive
Berkeley Heights, NJ  07922

Genta Receives Scientific Advice from European Medicines Agency Supporting Randomized Phase 3 Trial of Tesetaxel in Patients with Advanced Gastric Cancer

BERKELEY HEIGHTS, NJ – November 1, 2010 – Genta Incorporated (OTCBB: GNTA.OB) today announced that the Company has received Scientific Advice from the European Medicines Agency (EMA) on the Company’s clinical development plan for tesetaxel in patients with advanced gastric cancer, which includes a pivotal, randomized, controlled, Phase 3 trial.  The EMA's written advice is supportive of Genta’s proposed Phase 3 trial in patients with advanced gastric cancer whose disease has progressed on 1st-line chemotherapy.  The EMA issued the advice following its established consultative review process, which provides development clarity toward a potential regulatory submission for marketing approval.

Genta is currently discussing plans for this Phase 3 trial with other regulatory agencies, including the U.S. Food and Drug Administration (FDA).  Further information about the trial will be provided upon completion of the Company’s ongoing regulatory discussions.

Tesetaxel has been designated an Orphan Drug by both FDA and EMA for treatment of patients with advanced gastric cancer.  FDA has also granted Fast Track designation for tesetaxel in patients with advanced gastric cancer.

About Scientific Advice

Scientific Advice is a procedure offered by the EMA to stakeholders for clarification of questions arising during development of medicinal products. The scope of Scientific Advice is limited to scientific issues, i.e. to quality, non-clinical, and clinical aspects of the concerned medicinal product not yet unequivocally covered by published scientific guidelines.  Scientific Advice focuses on development strategies rather than pre-evaluation of data to support a Marketing Authorization Application.  Scientific Advice is legally non-binding and is based on current scientific knowledge that may be subject to future changes.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require premedication and careful observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Tesetaxel is a novel taxane that is administered by mouth as a capsule.  The drug was developed with a goal of maintaining antitumor activity while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is combined with other anticancer drugs (such as “all oral” chemotherapy programs).  In experimental models, tesetaxel has demonstrated high activity against tumors that are resistant to paclitaxel and docetaxel.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Final data on survival and durable response from AGENDA, which may be pivotal for regulatory approval, are expected in the first half of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com